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                                   Exhibit 4(hh)
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                       GERMAN AMERICAN CAPITAL CORPORATION
                               31 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019









                          Dated as of January 19, 1995



Mr. Jay Cohen
CRIIMI MAE Inc.
11120 Rockville Pike
Rockville, MD  20852
Dear Mr. Cohen:
This letter (this "COMMITMENT LETTER") evidences the commitment among German American Capital Corporation ("GACC") and CRIIMI MAE Inc. ("CUSTOMER") (i) whereby GACC will purchase, on a revolving basis, FHA Mortgage Loans (as defined below) from Customer from time to time for up to an aggregate purchase price of $300,000,000 minus the aggregate purchase price paid by GACC for GNMA Securities purchased under the GNMA Facility (as such terms are defined below) (the "FHA FACILITY") and (ii) whereby GACC will purchase, on a revolving basis, GNMA Securities from Customer from time to time for up to an aggregate purchase price of $300,000,000 minus the aggregate purchase price paid by GACC for FHA Mortgage Loans purchased under the FHA Facility, subject to the limitations set forth in paragraph 3 below (the "GNMA FACILITY"; the FHA Facility and the GNMA Facility, collectively, the "FACILITY"), in the case of (i) and (ii) above, under the circumstances, and pursuant to the terms and conditions, set forth below.

1.   OPERATIVE AGREEMENTS
Reference is made to (i) the Committed Master Repurchase Agreement Governing Purchases and Sales of Participation Certificates to be entered into by GACC and Customer relating to the purchase and sale of FHA Mortgage Loans, (ii) the Committed Master Repurchase Agreement to be entered into by GACC and Customer relating to the purchase and sale of GNMA Securities, (iii) the Tri-Party Custody Agreement to be entered into by GACC, CRICO Mortgage Company, Inc., and Bank of New York (the "CUSTODIAN") relating to certain mortgage loan files, and
(iv) the Custodial Agreement to be entered into by GACC and the Custodian relating to certain participation certificates, each to have such terms as the

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related parties shall mutually agree and to be dated no later than January 23,
1995. Such agreements, as amended from time to time, are collectively referred to herein as the "FACILITY AGREEMENTS". As used herein, "FHA MORTGAGE LOANS" refers to first or second lien mortgage loans on multifamily projects insured by the Federal Housing Authority; "GNMA SECURITIES" refers to mortgage-backed securities guaranteed by the Government National Mortgage Association; "MORTGAGE LOANS" refers to either FHA Mortgage Loans or GNMA Securities; and "TRANSACTION" refers to each purchase by GACC of Mortgage Loans under the Facility. Capitalized terms not defined herein shall have the respective meanings given or incorporated by reference in the Facility Agreements.
In the event of a conflict between the terms of this Commitment Letter and the terms of the Facility Agreements, the terms of this Commitment Letter shall control (except with respect to defined terms used herein but defined in the Facility Agreement), including, without limitation, that provision of this Commitment Letter that relates to the existence of a commitment to purchase under the Facility Agreements.
Any portion of the then current amount available under the Facility will be available to Customer on a committed basis, subject to Customer's obligation to maintain the Minimum Balance (as defined below) under this Commitment Letter and the Facility Agreements. Customer must give GACC at least two business days' notice prior to requesting the commencement of a Transaction (the "NOTICE DATE"). GACC shall deliver to Customer a Confirmation in the applicable form provided for by the Facility Agreements and any other documents required by the Facility Agreements.
2.   COMMENCEMENT; CONSIDERATION; MINIMUM LEVEL
The Facility shall commence no later than January 31, 1995. On or prior to commencement of the Facility, Customer shall deliver to GACC the legal opinions and other documentation required by the Facility Agreements. As consideration for the availability of the Facility, Customer agrees to maintain the Facility at a minimum balance of $150,000,000 (the "MINIMUM BALANCE"). Failure to maintain the Minimum Balance shall constitute an Event of Default under the Facility Agreements. It is intended that the Customer shall borrow an aggregate amount at least equal to $175,000,000 on or before January 31, 1995.
In consideration for the commitment to provide the Facility, Customer shall pay GACC a commitment fee (the "Commitment Fee") in the amount of 0.125% per year (pro rated for the period of time commencing on January 23, 1995 and ending on April 1, 1996) of the unutilized portion of $300,000,000,, payable upon execution of this Commitment Letter assuming an unutilized portion of $124,000,000.
On the 90th (the "FIRST REFUND DATE") and 180th (the "SECOND REFUND DATE," together with the First Refund Date, the "REFUND DATES") day, respectively, or if either such day is not a business day, the next succeeding business day from the date of execution of this Commitment Letter, GACC shall rebate to the Customer a portion of the Commitment Fee equal to 0.0625% per annum pro rated for the 90 day period preceding the Refund Date (the "REFUND PERCENTAGE") multiplied by the average balance of the utilized portion of the Facility over such 90 day period (the "UTILIZED AMOUNT"),. In addition to the foregoing, on the Second Refund Date, GACC shall rebate to the Customer a portion of the Commitment Fee (the "ADDITIONAL REFUNDED AMOUNT") equal to the Refund Percentage (pro rated for the period

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following such Second Refund Date until the termination of the Committed Period
(the "FACILITY TERMINATION DATE")) multiplied by the balance outstanding under the Facility on such Second Refund Date.. .
Every 90 days (or portion thereof with respect to the period terminating at the Facility Termination Date) following the Second Refund Date (each such date, an "ADJUSTMENT DATE"), GACC shall calculate the amount of the Refund Percentage (pro rated for the period covered by such Adjustment Date) multiplied by the Utilized Amount on such Adjustment Date (the "ADJUSTED REBATE AMOUNT"), and in the event that such Adjusted Rebate Amount is less than the Additional Refunded Amount (applicable to the period covered by such Adjustment Date), then the Customer shall promptly pay to GACC the difference between such amounts.
In the event of a termination of the Facility resulting from the occurrence of an Event of Default by the Customer, (i) GACC shall have no obligation to pay any rebates required by this paragraph 2, and (ii) Customer shall pay GACC the portion of the Additional Refunded Amount which relates to the pro rata period from the date of such termination through April 1, 1996. In the event of a termination of the Facility resulting from the occurrence of an Event of Default by GACC, GACC shall rebate to the Customer the portion of one half of the Commitment Fee which relates to the pro rata period from the date of termination through April 1, 1996.


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3.   COLLATERAL; MARGIN; SUBSTITUTION
No more than 60% of the Mortgage Loans shall be FHA Loans; correlatively, at least 40% of the Mortgage Loans shall be GNMA Securities; PROVIDED THAT, notwithstanding the foregoing, for the first 90 days of the Facility, (i) no more than 66% of the Mortgage Loans shall be FHA Loans and (ii) correlatively, at least 34% of the Mortgage Loans shall be GNMA Securities. Customer will notify GACC at least 3 days in advance of changes which increase the percentage of Mortgage Loans which are FHA Mortgage Loans by more than 5%. The margin requirement for FHA Mortgage Loans is 105%; the margin requirement for GNMA Securities is 105%.
Substitution of Mortgage Loans will be permitted only in accordance with the Facility Agreements.
It is contemplated that certain of the FHA Mortgage Loans may be converted to GNMA Securities. Upon any such conversion, the converted FHA Mortgage Loan shall be made subject to the GNMA Facility.
4.   PRICING RATES; PAY DOWNS
The Pricing Rate for each Transaction will be set on the Notice Date. The per annum Pricing Rate for FHA Mortgage Loans will equal one-month, three-month or six-month LIBOR (as selected at the outset of the Facility, the "FHA SELECTED LIBOR RATE") plus 75 basis points; thereafter the Pricing Rate for FHA Mortgage Loans will equal the FHA Selected LIBOR Rate plus 75 basis points, reset on the date such original FHA Selected LIBOR Rate period expires (each such date, an "FHA RESET DATE"). The per annum Pricing Rate for GNMA Securities will equal one-month, three-month or six-month LIBOR (as selected at the outset of the Facility, the "GNMA SELECTED LIBOR RATE") for such period plus 50 basis points; thereafter the Pricing Rate for GNMA Securities will equal the GNMA Selected LIBOR Rate plus 50 basis points, reset on the date such original GNMA Selected LIBOR Rate period expires (each such date, a "GNMA RESET DATE"), PROVIDED, HOWEVER, in all cases, the Pricing Rate for GNMA Securities shall be increased by five (5) basis points for any period during which the Average Market Value is less than $3,000,000. The Customer shall have the right to repurchase all (but not a portion) of the Mortgage Loans sold (i) pursuant to any individual Transaction under the FHA Facility on any applicable FHA Reset Date and (ii) pursuant to any individual Transaction under the GNMA Facility on any applicable GNMA Reset Date. "LIBOR" is the London interbank offered rate quotation for deposits as quoted on page 5 of Telerate, PROVIDED, HOWEVER, that "LIBOR" shall not be less than the offered rate quotation for one week deposits as quoted on page 5 of Telerate. Upon expiration of each calendar quarter, accrued interest shall be paid by Customer in arrears. Quarterly pricing for the next succeeding calendar quarter shall be based upon LIBOR determined as of 2 business days prior to the quarterly reset date.
5.   TERMINATION; RENEWAL; DEFAULT
(a) The Facility shall remain in effect until April 1, 1996 (the "COMMITTED PERIOD") (unless either renewed or terminated earlier as provided below); provided, however, solely at the option of GACC, on April 2, 1995, GACC may terminate the Facility and enter into facility agreements with Customer for a term of 364 days.


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(b)  Within six (6) months prior to the expiration of the Committed Period, GACC will provide notice to Customer of the renewal of the Facility, if applicable.
(c) GACC may terminate the Facility upon the occurrence of an Event of Default (as defined in the Facility Agreements) which is not cured by Customer under the Facility Agreements within the related cure period set forth therein by giving notice to Customer of such termination. GACC may also terminate the Facility if Customer breaches its obligations under this Commitment Letter. Any Event of Default under one Facility shall constitute an Event of Default under the other Facility.

6.   FEES AND EXPENSES; NEGOTIATION
Customer will pay all legal fees and expenses of the Customer and GACC, including fees and expenses of accountants, attorneys and advisors incurred in connection with this letter, the contemplated transactions and the negotiation, execution and consummation of the definitive documentation, provided, however, the legal fees and expenses of GACC which the Customer shall pay shall be capped at $10,000. All fees and expenses incurred pursuant to or in connection with
(i) the Tri-Party Custody Agreement and (ii) the Custodial Agreement, referred to in paragraph 1 hereof, shall be borne by GACC. Consummation of the transaction described in this Commitment Letter is subject to negotiation of mutually satisfactory documents and to compliance with all applicable laws and regulatory requirements.

7.   SURVIVAL

     This Commitment Letter shall survive each Purchase Date, shall be independently enforceable by the parties hereto and the parties hereto shall continue to remain liable hereunder.

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Kindly acknowledge your agreement to the terms and conditions of this letter by signing and promptly returning the enclosed duplicate of this letter to Mr. John Cutting on or before 5 P.M. on January 19, 1995. Your failure to return a countersigned duplicate of this letter to us within the time indicated shall give us the right, at our sole option, to declare the commitment confirmed hereby null and void.
Very truly yours,
GERMAN AMERICAN CAPITAL CORPORATION
By:  /s/  Charlene S. Chai
     ------------------------------
   Name:  Charlene S. Chai
   Title: Vice President
By:  /s/  John H. Cutting
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   Name:  John H. Cutting
   Title: Director
Agreed and Accepted:
CRIIMI MAE INC.
By:  /s/  Jay R. Cohen
     ------------------------------
   Name:  Jay R. Cohen
   Title: Executive Vice President
   Date:  January 20, 1995